Exhibit 99.1
Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. ELECTS JOANNA SOHOVICH
TO BOARD OF DIRECTORS

BRISTOL, Conn., May 9, 2014 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today announced that JoAnna Sohovich has been elected to the Company’s Board of Directors, effective immediately.

Ms. Sohovich is the Global President of Stanley Black & Decker’s Industrial & Automotive Repair Division (“IAR”), the world’s largest manufacturer of hand and power tools, where she is responsible for growth and innovation across a number of global brands and service offerings. Ms. Sohovich joined Stanley Black & Decker in 2011 as IAR President for North America, Asia and other Emerging Regions, and in 2012 was promoted to Global President, IAR.

Before joining Stanley Black & Decker, Ms. Sohovich had a ten-year career at Honeywell International in several positions of increasing responsibility, culminating in her assuming the role of President, Security & Communications (Americas Region), the world’s largest manufacturer of electronic security systems and lifestyle services. Prior to this, Ms. Sohovich held leadership positions related to Repair and Overhaul and continuous improvement at Allied Signal and Cisco respectively. Ms. Sohovich began her career as an officer in the United States Navy.

“We are extremely pleased to welcome JoAnna to our Board,” said Thomas O. Barnes, Chairman of the Board, Barnes Group Inc. “JoAnna has extensive experience in the industrial business-to-business sector along with pertinent experience in aerospace overhaul and repair. She has held leadership roles in general management, marketing, business development, operations, and continuous improvement at two global organizations, Stanley Black & Decker and Honeywell International, and we look forward to her contributions as a Director on our Board.”

“JoAnna’s breadth and depth of experience in the global industrial and aerospace sectors, coupled with her expertise in business administration and continuous improvement processes will be a tremendous asset to the Board,” added Gary G. Benanav, Chair of Barnes Group’s Corporate Governance Committee.

Ms. Sohovich holds a Bachelor's degree in Economics from the United States Naval Academy and a Master's degree in Business Administration from Santa Clara University.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group’s approximately 4,300 dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

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Contact:
Rikki Crea
Manager, Corporate Communications
860-973-2132